PROSPECTUS	Filed pursuant to Rule 424(b)
Registration No. 333-147222

Up to 6,000,000 shares of common stock

PARAGON SEMITECH USA, INC.

Paragon SemiTech USA, Inc. is registering up to 5,000,000 shares, representing 35% of the outstanding common stock if all shares are sold, for sale to investors by us at a price of $0.20 per share. This offering will terminate when all 5,000,000 shares are sold or on December 30, 2008, unless we terminate it earlier.

We are also registering up to 1,000,000 shares, representing 7% of the outstanding common stock, for sale by two of our existing shareholders:

Investing in the common stock involves risks. Paragon SemiTech USA, Inc. currently has limited operations, limited income, and limited assets, and is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page three.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares sold for our benefit, and shares sold by the selling shareholders on their own behalf, will be sold at a price of $0.20 per share.

The shares to be sold for our benefit will be offered by our officers and directors, Frank Z.W. Fang and Hong Zhao, on a best efforts basis with no minimum. In the event, however, that we elect to sell these securities through an underwriter, we may pay a cash fee of up to 10% of the proceeds, resulting in net proceeds to us of $0.18 per share, or $900,000 if the total offering is completed.

Our common stock is not currently traded on any national securities exchange and is not quoted on any over-the-counter market.

The date of this prospectus is December 17, 2007

PROSPECTUS SUMMARY

PARAGON SEMITECH USA, INC.

We were incorporated on May 21, 2007, in the State of Delaware, as Paragon SemiTech USA, Inc. On September 27, 2007, we acquired 100% of the issued and outstanding shares of Paragon SemiTech USA Incorporated, a New Jersey corporation (“Paragon NJ”), from its shareholders, in exchange for 6,750,000 shares of our common stock.

We are a development stage company engaged in the development and production of polysilicon in China. Polysilicon is a key component for integrated circuit and central processing unit manufacturers as well as the key material used to produce photovoltaic cells, a critical component of solar panel construction. The photovoltaic solar industry is growing rapidly but is currently limited due to severe shortages and allocations of the polysilicon material. Silicon, one of the most common elements on the planet, is the basic component of polysilicon.

We have developed a unique specialty gas based technology to produce solar and semiconductor grade silicon. We have developed technology to utilize various fluoride-based gases such as F2, 3F2 and 4F2 to remove certain minerals from industrial grade silicon. The resulting silicon can reach a purity level as high as 99.9999% to 99.99999999%. Compared to the traditional silicon purifying technology, the fluoride-based gas method has the advantage of lower cost, lower energy consumption and less environmental pollution.

We plan to build a state-of-art facility in Baoding, Hebei Province to produce polysilicon in small quantities. After the completion of our initial polysilicon manufacturing facility, we intend to either build or acquire a commercial scale (1,000 tons and above) facility or enter into a licensing agreement with a third party to manufacture polysilicon using our technology. We intend to become a leading producer of polysilicon in China utilizing this technology.

Corporate Information

We were incorporated in the State of Delaware on May 21, 2007. Our principal offices are located at 197 Route 18 South, Suite 3000, PMB 4172, East Brunswick, New Jersey 08816, and our telephone number is (732) 658-4280.

The Offering

Securities Offered:

Shares Offered by Paragon:	We are registering to sell to new investors up to 5,000,000 shares of common stock. We will sell these shares to new investors at $0.20 per share.
Shares Offered by
Selling Shareholders:	We are registering shares for sale by two selling shareholders:

	•	500,000 shares issued to our legal counsel, The Lebrecht Group, APLC.

	•	500,000 shares issued to our consultant, CH Capital, LLC.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We have no operating history and no historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our existing and new products and services. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future. We were incorporated in May 2007, acquired our wholly-owned subsidiary in September 2007, and have generated little revenue to date. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services. These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date we have relied on private funding from our founders and directors and the proceeds from the sale of securities to fund operations. For the year ended June 30, 2007, we generated approximately $7,180 in revenue from all of our products and services. We have limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including the ability to market our products and services successfully, cash flow from operations, and competing market developments. Any equity financings could result in dilution to our then-existing stockholders. Sources of debt financing may result in high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we may be required to reduce or curtail operations.

Our business will depend on the semiconductor device industry and if that industry experiences future downturns, our sales could decrease and we could be forced to reduce our prices while maintaining fixed costs, all of which could have significant negative effects on our operating results and financial condition.

Our business will depend in large part upon the market demand for our customers’ semiconductors and products utilizing semiconductors. The semiconductor device industry experiences:

•	rapid technological change;

•	product obsolescence;

•	changes in product mix;

•	price erosion; and

•	fluctuations in product supply and demand.

From time to time, the semiconductor device industry has experienced significant downturns. These downturns often occur in connection with declines in general economic conditions. Some of these downturns have lasted for more than a year and such downturns would likely result in a substantial decrease in demand for our products. For example, in 2001, the semiconductor industry experienced a significant downturn as a result of weakened demand and a broad-based inventory correction. The 2001 downturn continued into early 2003. In the second half of 2004, much of the semiconductor industry experienced a downturn related to product oversupply and a resulting inventory correction. These industry conditions continued into 2005, before improving in the second half of 2005. If the semiconductor device industry experiences future downturns, which is likely given past history, we will face pressure to reduce prices and we may need to further rationalize capacity and reduce fixed costs. If we are unable to reduce our expenses sufficiently to offset reductions in price and volume, our operating results and financial condition could be materially adversely affected.

Because our business will also depend on the solar energy industry, we are subject to the risks that affect solar energy demand, including macroeconomic factors.

Polysilicon, our principal product, is the key material used to produce photovoltaic cells, a critical component of solar panel construction. Solar energy demand has experienced a high level of growth in recent years, but it has also experienced wide fluctuations in the operating results of industry participants. The demand for solar energy generation products is heavily influenced by macroeconomic factors such as the supply and price of other energy products, such as oil, coal and natural gas, as well as government regulations and policies concerning the electric utility industry, including the availability and size of government and economic incentives related to the use of solar power. A significant reduction in actual or anticipated solar energy demand could significantly reduce the demand for our polysilicon, which could materially adversely affect our operating results.

Our dependence on single and limited source suppliers could harm our production output and adversely affect our manufacturing throughput and yield.

From time to time we may experience limited supplies of certain raw materials, equipment, parts and supplies. Because of the cyclical nature of our industry, we may experience shortages of our key raw materials, equipment, parts and supplies in the future. A prolonged inability to obtain raw materials, equipment, parts or supplies, or increases in prices resulting from these shortages, could have a material adverse effect on our operating results.

Because we face intense competition, we may not be able to operate profitably in our markets.

We face competition from established polysilicon manufacturers throughout the world which could hinder our ability to successfully market our products and services. We may not have the resources, expertise or other competitive factors to compete successfully in the future. We expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors have greater name recognition and more established relationships in the industry than we. As a result, these competitors may be able to:

•	develop and expand their infrastructures and product offerings more rapidly;

•	adapt to new or emerging technologies and changes in customer requirements more quickly;

•	take advantage of acquisition and other opportunities more readily; and

•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can.

Current major competitors in the market include Hemlock Semiconductor, Wacker Chemie, REC, Tokuyama, MEMC Electronic Materials, Inc., Mitsubishi (Japan and America) and Sumitomo-Titanium.

We may acquire other businesses, products or technologies; if we do, we may be unable to integrate them with our business effectively or at all, which may impair our financial performance.

If we find appropriate opportunities, we may acquire businesses, products or technologies that we believe are strategic. If we acquire a business, product or technology, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing other intangible assets with estimated useful lives, any of which might harm our business, financial condition or results of operations.

Our business may be harmed if we fail to acquire and/or properly protect our intellectual property.

We believe that the success of our business depends in part on our proprietary technology, information, processes and know how. We intend to acquire ownership of the silicon purification technologies, including processes and procedures, developed by Frank Z.W. Fang, our Chief Executive Officer and President. However, Mr. Fang has no obligation to transfer ownership of these technologies to us and we may never acquire ownership of these technologies. If we fail to acquire these technologies from Mr. Fang, we will likely be required to curtail operations.

If we acquire ownership of the silicon purification technologies developed by Mr. Fang, we intend to try to protect our intellectual property rights based on trade secrets and patents as part of our ongoing research, development and manufacturing activities. We cannot be certain, however, that we will be able to adequately protect our technology, that our competitors will not be able to utilize our existing technology or develop similar technology independently, that the claims allowed with respect to any patents held by us will be broad enough to protect our technology or that foreign intellectual property laws will adequately protect our intellectual property rights. Moreover, we cannot be certain that any patents held by us will provide us with a competitive advantage.

The protection of our intellectual property rights and the defense of claims of infringement against us by third parties may subject us to costly patent litigation.

Any litigation in the future to enforce patents issued to us, to protect trade secrets or know how possessed by us or to defend us or indemnify others against claimed infringement of the rights of others could have a material adverse effect on our financial condition and operating results. From time to time, we may receive notices from other companies that allege we may be infringing certain of their patents or other rights. If we are unable to resolve these matters satisfactorily, or to obtain licenses on acceptable terms, we may face litigation, which could have a material adverse effect on us. Regardless of the validity or successful outcome of any such intellectual property claims, we may need to expend significant time and expense to protect our intellectual property rights or to defend against claims of infringement by third parties, which could have a material adverse effect on us. If we lose any such litigation where we are alleged to infringe the rights of others, we may be required to:

•	pay substantial damages;

•	seek licenses from others; or

•	change, or stop manufacturing or selling, some of our products.

Any of these outcomes could have a material adverse effect on our business, results of operations or financial condition.

We may be subject to periodic foreign economic downturns and political instability, which may adversely affect our sales and cost of doing business in those regions of the world.

We intend to build a facility in China to produce polysilicon. Economic downturns may affect our operating results in the future. Additionally, other factors may have a material adverse effect on our operations in the future, including:

•	the imposition of governmental controls or changes in government regulation;

•	export license requirements;

•	restrictions on the export of technology;

•	geo-political instability; and

•	trade restrictions and changes in tariffs.

We cannot predict whether these economic risks inherent in doing business in foreign countries will have a material adverse effect on our operations and financial results in the future.

We will be subject to numerous environmental laws and regulations, which could require us to discharge environmental liabilities, increase our manufacturing and related compliance costs or otherwise adversely affect our business.

We will be subject to a variety of foreign, federal, state and local laws and regulations governing the protection of the environment. These environmental laws and regulations include those relating to the use, storage, handling, discharge, emission, disposal and reporting of toxic, volatile or otherwise hazardous materials used in our manufacturing processes. These materials could be released into the environment at properties owned or operated by us, at other locations during the transport of the materials, or at properties to which we send substances for treatment or disposal. If we were to violate or become liable under environmental laws and regulations or become non-compliant with permits required at some of our facilities, we could be held financially responsible and incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims. In addition, new laws and regulations or stricter enforcement of existing laws and regulations could give rise to additional compliance costs and liabilities.

We may be unable to effectively manage our growth and operations.

The management of our growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected growth and development could have a material adverse effect on our business and the value of our common stock.

If we are unable to attract and retain key personnel, we may not be able to compete effectively in our market.

Our success will depend, in part, on our ability to attract and retain key management, including primarily Frank Z.W. Fang and Hong Zhao, and technical, sales and marketing personnel. We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas. Our inability to retain Frank Z.W. Fang and Hong Zhao and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key personnel could limit our ability to develop and market our products and services.

Our officers and directors own a substantial portion of the voting control of our company.

Following this Offering, our officers and directors will beneficially own, either directly or indirectly, approximately 50.9% of the outstanding Common Stock if all shares are sold. Consequently, they may effectively be able to control the company and the election of directors and the results of other matters submitted to a vote of the shareholders.

We do not plan on declaring or paying dividends.

We do not intend to declare or pay any dividends on our outstanding shares of common stock in the foreseeable future.

There is no public trading market for the common stock.

There does not currently exist a trading market for our common stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover, due to the relatively low price of our securities, many brokerage firms may not effect transactions in our common stock if a market is established. Rules enacted by the SEC increase the likelihood that most brokerage firms will not participate in a potential future market for our common stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer’s financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

We do not realize any proceeds from the sale of the shares by the selling security holders. We have already received and are utilizing the proceeds received from those shares sold in private placements in our business.

The net proceeds to us (assuming an offering price of $0.20 per share and potential sales commissions of up to 10% of the gross proceeds) from the sale of the shares which we intend to offer to new investors would be a maximum of $900,000. We do not intend to engage any broker/dealers for the sale of the shares, and thus do not expect to pay any sales commissions, in which event the net proceeds to us would be $1,000,000.

These proceeds would be received from time to time as sales of these shares are made by us. As set forth in the following table, we will use those proceeds primarily for payment of legal expenses and working capital for operations. We intend to use the proceeds in the following order of priority:

	Assumed Offering (1)		Maximum Offering
Description of Use	Amount	Percent	Amount	Percent

Legal Expenses	$10,000	4.0%	$10,000	1.0%
Working Capital	$240,000	96.0%	$990,000	99.0%
Total	$250,000	100.0%	$1,000,000	100.0%

(1) Assumes that we only raise $250,000 in this offering. This offering is conducted on a best efforts basis with no minimum, therefore, we could raise less than $250,000.

The above budgeted amounts are only for initial working purposes since we do not know how much we will need to spend on these items. Even if we are able to sell the maximum shares, we do not know how long these funds will last, and we have no other specific plans for raising additional funds. The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares we are registering. Our management has established the price of $0.20 per share based upon their estimates of the market value of Paragon SemiTech USA, Inc. and the price at which potential investors might be willing to purchase the shares offered.

DILUTION

We are registering for sale to new investors up to 5,000,000 shares at $0.20 per share. Our founding shareholders, Frank Z.W. Fang, CH Capital, LLC, and The Lebrecht Group, APLC, and Hong Zhao, who received shares of our common stock in exchange for Paragon NJ, paid $0.001 per share for their shares, and other existing shareholders whose shares are not being registered for resale paid $0.03 per share for their shares. The following table sets forth on a pro forma basis at June 30, 2007, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price paid per share (assuming a proposed public offering price of $0.20 per share).

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share
Founding and Other Stockholders	8,250,000	57.9%	$8,250	0.8%	$0.001

Existing Stockholders	1,000,000	7.0%	$30,000	2.9%	$0.03

New Investors	5,000,000	35.1%	$1,000,000	96.3%	$0.20

Total	14,250,000	100%	$1,038,250	100.0%

The difference between the public offering price per share of common stock and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. We have already realized the dilution from the shares registered for selling shareholders. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock. The dilution calculations we have set forth in this section reflect an offering price of $0.20 per share.

As of June 30, 2007, we had a net tangible book deficit of ($8,565) or ($0.00093) per share of issued and outstanding common stock. After giving effect to the sale of the shares proposed to be offered in the maximum offering of 5,000,000 shares, the net tangible book value at that date would have been $991,435 or $0.107 per share. This represents an immediate increase in net tangible book value of $0.108 per share to existing shareholders and an immediate dilution of $0.092 per share to new investors.

The following table illustrates such per share dilution:

Proposed public offering price (per share)		$0.20
Net tangible book value per share at June 30, 2007	($0.00093)
Increase in net tangible book value per share attributable to the proceeds of the maximum offering	$0.108
Pro forma net tangible book value per share after the offering		$0.107

Dilution to new investors	$0.092

SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

The Lebrecht Group, APLC (2)	500,000	500,000	5.4%	-0-	0%

CH Capital, LLC (3)	500,000	500,000	5.4%	-0-	0%
Total	1,000,000	1,000,000	10.8%	-0-	0%

(1)
Based on 14,250,000 shares outstanding, which includes the 5,000,000 shares offered for sale to new investors by us in this offering. This offering is on a best-efforts basis with no minimum, therefore, we could sell less than 5,000,000 shares.

(2)
The Lebrecht Group, APLC is legal counsel to Paragon SemiTech USA, Inc. Brian A. Lebrecht, Esq., president of The Lebrecht Group, APLC, exercises voting and/or dispositive power over the securities held by The Lebrecht Group, APLC.

(3)
Mark Stewart, the managing member of CH Capital, LLC, exercises voting and/or dispositive power over the securities held by CH Capital, LLC. In addition, Mark Stewart is the president of Mark Stewart Securities, Inc., a registered broker-dealer. CH Capital, LLC is an underwriter, and any profit on the sale of common stock by CH Capital, LLC and any discounts, concessions or commissions received by CH Capital, LLC will be considered underwriting discounts and commissions under the Securities Act of 1933.

PLAN OF DISTRIBUTION

We, through our officers and directors, intend to offer up to 5,000,000 shares at a price of $0.20 per share to potential investors. We have not at this point engaged any broker/dealers licensed by The Financial Industry Regulatory Authority for the sale of these shares and presently have no intention to do so. If we engaged any broker/dealers, they may be acting as underwriters for the offering of these shares.

Our officers and directors intend to seek to sell the common stock to be sold by us in this offering by contacting persons with whom they have had prior contact who have expressed interest in us, and by seeking additional persons who may have interest through various methods such as mail, telephone, and email. Any solicitations by mail or email will be preceded by or accompanied by a copy of this Prospectus. We do not intend to offer the securities over the Internet or through general solicitation or advertising. Our officers and directors are relying on an exemption from registration as a broker-dealer pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 in that they are not statutorily disqualified, are not associated with a broker or dealer, are not receiving compensation related to these transactions, and perform substantial other duties for us.

We anticipate that a market maker will apply to have our common stock traded on the over-the-counter bulletin board. If successful, the selling stockholders will be able to sell their shares referenced under “Selling Security Holders” from time to time on the over-the-counter bulletin board in privately negotiated sales, or on other markets, at prevailing market rates. If our common stock is not listed on the over-the-counter bulletin board, the selling stockholders will sell their shares in privately negotiated transactions. Any securities sold in brokerage transactions will involve customary brokers’ commissions.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$40
Transfer Agent Fees	Approximately	1,000
Costs of Printing and Engraving	Approximately	1,000
Legal Fees	Approximately	10,000
Accounting Fees	Approximately	15,000
Total		$27,040

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock. None of the selling stockholders will engage in any short selling of our securities. We have been advised that under the rules and regulations of the NASD, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers, and none of our officers and directors serve as a director for any other reporting issuer.

Name	Age	Position(s)

Frank Z.W. Fang	44	Chief Executive Officer and President

Hong Zhao	38	Director, Chief Financial Officer and Secretary

Frank Z.W. Fang, age 44, is our Chief Executive Officer and President, and has held these positions since our inception. Mr. Fang, a citizen of China, has been the Director of Research at Specialty Gas Center with the Institute of Physics and Chemical Engineering of Ministry of Nuclear Industry, located at No. 168, Jingtang Road, Hedong District, Tianjin, China, for the last 14 years. Mr. Fang has received numerous awards for his research and inventions related to specialty gases from Ministry of Technology, Ministry of Chemical Industry and Ministry of Electronic. He received his Master’s and Bachelor’s degrees in Chemical Engineering from Tianjin University.

Hong Zhao, age 38, is our Chief Financial Officer, Secretary and Director, and has held this position since our inception. Ms. Zhao was previously a founding member of Performance-Based.com, a leading New York City based human resources relation service provider. Ms. Zhao graduated from City College, CUNY with a M.S. in computer science degree. She obtained her B.S. degree from Tianjin University, Tianjin, China.

Board Committees

Our board of directors does not have an audit or compensation committee to review our internal accounting procedures or the compensation we pay our officers and other employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 1, 2007, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock
Name and Address (2)	Nature of Affiliation	Common Stock Ownership	Percentage of Common Stock Ownership (1)
Frank Z.W. Fang	Chief Executive Officer & President	500,000	5.4%

Hong Zhao (3)	Director, Secretary & Chief Financial Officer	6,750,000	73.0%

CH Capital, LLC (4) 18101 Von Karman Ave., Suite 330 Irvine, CA 92612	>5% Owner	500,000	5.4%

The Lebrecht Group, APLC (5) 9900 Research Drive Irvine, CA 92618	>5% Owner	500,000	5.4%

Yi Tao	>10% Owner	1,000,000	10.8%

All Officers and Directors as a Group (2 Persons)		7,250,000	78.4%

(1)
Unlessotherwise indicated, based on 9,250,000 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o Paragon SemiTech USA, Inc. 197 Route 18 South, Suite 3000, PMB 4157, East Brunswick, New Jersey 08816.

(3)
Hong Zhao, our Chief Financial Officer, Secretary and Director, is a vice president with Columbia China Capital Group, Inc., our consultant. The president and majority shareholder of Columbia China Capital Group, Inc. is James Tie Li, who is married to Mrs. Zhao. Columbia China Capital Group, Inc. holds warrants to acquire 1,000,000 shares of our common stock, which warrants are not exercisable within 60 days.

(4)
Mark Stewart, the managing member of CH Capital, LLC, exercises voting and/or dispositive power over the securities held by CH Capital, LLC. In addition, Mark Stewart is the president of Mark Stewart Securities, Inc., a registered broker-dealer. CH Capital, LLC is an underwriter, and any profit on the sale of common stock by CH Capital, LLC and any discounts, concessions or commissions received by CH Capital, LLC will be considered underwriting discounts and commissions under the Securities Act of 1933.

(5)
The Lebrecht Group, APLC is our legal counsel. Brian A. Lebrecht, Esq., president of The Lebrecht Group, APLC, exercises voting and/or dispositive power over the securities held by The Lebrecht Group APLC.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The Company does not have an investment advisor. There are no current arrangements which will result in a change in control.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. As of November 1, 2007 there are 9,250,000 shares of our common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock. We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001, none of which are issued and outstanding. Our Board of Directors can choose the rights, privileges, and preferences without further shareholder approval. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Transfer Agent. We act as our own transfer agent for our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering. The Lebrecht Group owns 500,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Eighth Article of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

The Ninth Article of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Article V of our bylaws provides that, the corporation may at its option, to the maximum extent permitted by the Delaware General Corporation Law and by the articles, indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation. For the purposes of this Section, an “agent” of the corporation includes a person who is or was a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or was a Director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of any other enterprise at the request of such predecessor corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on May 21, 2007, in the State of Delaware, as Paragon SemiTech USA, Inc. On September 27, 2007, we acquired 100% of the issued and outstanding shares of Paragon SemiTech USA Incorporated, a New Jersey corporation (“Paragon NJ”), from its shareholders, in exchange for 6,750,000 shares of our common stock.

DESCRIPTION OF BUSINESS

Company Overview

We were incorporated on May 21, 2007, in the State of Delaware, as Paragon SemiTech USA, Inc. On September 27, 2007, we acquired 100% of the issued and outstanding shares of Paragon SemiTech USA Incorporated, a New Jersey corporation (“Paragon NJ”), from its shareholders, in exchange for 6,750,000 shares of our common stock.

We are a development stage company engaged in the development and production of polysilicon in China. Polysilicon is a key component for integrated circuit and central processing unit manufacturers as well as the key material used to produce photovoltaic cells, a critical component of solar panel construction. The photovoltaic solar industry is growing rapidly but is currently limited due to severe shortages and allocations of the polysilicon material. Silicon, one of the most common elements on the planet, is the basic component of polysilicon.

We have developed a unique specialty gas based technology to produce solar and semiconductor grade silicon. We have developed technology to utilize various fluoride-based gases such as F2, 3F2 and 4F2 to remove certain minerals from industrial grade silicon. The resulting silicon can reach a purity level as high as 99.9999% to 99.99999999%. Compared to the traditional silicon purifying technology, fluoride gas based method has the advantage of lower cost, lower energy consumption and less environmental pollution.

We plan to build a state-of-art facility in Baoding, Hebei Province to produce polysilicon in small quantities. After the completion of our initial polysilicon manufacturing facility, we intend to either build or acquire a commercial scale (1000 tons and above) facility or enter into a licensing agreement with a third party to manufacture polysilicon using our technology. We intend to become a leading producer of polysilicon in China utilizing this technology.

The Market

Polysilicon Market

On a worldwide basis, there is currently a severe shortage of polysilicon, which some experts expect to last until 2013. Currently, the seven largest producers in the world, including Hemlock Semiconductor, Wacker Chemie, REC, Tokuyama, MEMC Electronic Materials, Inc., Mitsubishi (Japan and America) and Sumitomo-Titanium, control over 75% of the world production of polysilicon. Worldwide production of polysilicon is about 30,000 tons which is not enough to meet the estimated demand of 40,000 tons partially caused by the explosive growth in the solar energy market. By 2010, global polysilicon available for sale is expected to reach 99,500 metric tons, up from 35,400 metric tons in 2006, according to CIBC's latest forecast.

Solar Power Market

The solar power market has grown rapidly over the past several years. Generally, the solar market size is analyzed in MW of installed capacity. According to Solarbuzz, the global solar power market, as measured by annual solar power system installed capacities, increased from 427 MW in 2002 to 1,744 MW in 2006, representing a CAGR of 42%. Under the lowest of three different projections, Solarbuzz expects annual solar power system installed capacities to further increase to 4,177 MW in 2011. Solar power industry revenues are expected to increase from $10.6 billion in 2006 to $18.6 billion in 2011, representing a CAGR of 12%.

Solar Power Value Chain

The crystalline silicon-based solar power value chain comprises all steps in manufacturing a solar system, including the manufacture of silicon raw materials, solar cells, solar modules and ultimately solar power systems. The manufacture of solar cells requires metallurgical grade silicon made from quartz sand. This silicon must be further purified into polysilicon feedstock, which can then be formed into either monocrystalline or multicrystalline silicon ingots. For the production of monocrystalline ingots, an ingot seed is first put into a melted silicon bath and then a cylindrical ingot is pulled out slowly. For the production of multicrystalline ingots, the melted silicon is changed into an ingot through a casting process. Both types of ingots are then cut into very thin slices of silicon wafers with high precision wire saws. The wafers are then made into solar cells through a complicated process, including etching, diffusion and screen printing. Solar cells are then interconnected and encapsulated, generally under a tempered glass, and framed into solar modules. The solar modules, along with additional required system components, are distributed by wholesalers and resellers to installers, system integrators, service providers or directly to end users, for installation in solar power systems.

The following diagram provides detail of the solar value chain:

Key Growth Drivers

We believe the solar power market will continue to experience growth as a result of the following factors:

Government policies to drive adoption of solar power. Various governmental bodies globally have implemented financial incentives to further accelerate the development and adoption of solar power. These incentives include feed-in tariffs, capital cost rebates, net metering, tax credits and low-interest loans.

Growing demand for electricity and supply constraints of traditional energy sources. The International Energy Agency, or IEA, estimates that the worldwide demand for electricity will increase from 16.1 trillion kilowatt hours in 2002 to 31.7 trillion kilowatt hours by 2030. This growth is being driven by increasing electricity demand in both developed and emerging countries. IEA also estimates that over 66% of the world’s electricity is currently generated from traditional fossil fuel sources such as coal, natural gas and oil.

Growing awareness of the advantages of solar power. Solar power is differentiated by a number of key advantages from conventional energy sources and other forms of renewable energy. Solar power relies solely on sunlight rather than traditional fossil fuels which have historically experienced supply constraints, volatile pricing and delivery risk. Unlike traditional fossil fuel energy sources and many other renewable energy sources, solar power systems generate electricity with no emissions, noise or habitat impact.

Distribution Methods

After the completion of our initial polysilicon manufacturing facility, we intend to either build a commercial scale (1,000 tons and above) facility ourselves or enter into a licensing agreement with a third party to manufacture polysilicon using our technology.

Intellectual Property

Upon the successful completion of Frank Z. W. Fang’s research and a full feasibility study, we intend to enter into an agreement with Frank Z. W. Fang, our Chief Executive Officer and President, to acquire ownership of the silicon purification technologies, including processes and procedures, developed by Mr. Fang. However, Mr. Fang has no obligation to transfer ownership of these technologies to us and we may never acquire ownership of these technologies. After the completion of our production facility, we intend to file for patent protection of this silicon purification technology using fluoride gases.

Competition

In China, polysilicon production is very limited. Sichuan Xingguang recently completed a 1,250 ton facility. In addition, several companies have planned to set up manufacturing facilities of polysilicon with total capacity of about 20,000 tons. LDK Solar, a China based multicrystalline solar wafer manufacturer, recently announced the plan to build a polysilicon plant in Xinyu City, People’s Republic of China. LDK Solar has announced plans to complete construction and reach production capacity of up to 6,000 metric tons of polysilicon by the end of 2008 and 15,000 metric tons by the end of 2009. Total investment is close to $1 billion.

Major polysilicon manufacturers include Hemlock Semiconductor, Wacker Chemie, REC, Tokuyama, MEMC Electronic Materials, Inc., Mitsubishi (Japan and America) and Sumitomo-Titanium, as well as planned facilities in China. The first 7 companies cover over 75% of the worldwide production capacity of polysilicon.

Employees

We currently have no employees. Our officers and directors work for the Company without compensation. Going forward, we plan to recruit a team of researchers and workers in China for the production of polysilicon.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We are a development stage company engaged in the development and production of polysilicon in China. Polysilicon is a key component for integrated circuit and central processing unit manufacturers as well as the key material used to produce photovoltaic cells, a critical component of solar panel construction. The photovoltaic solar industry is growing rapidly but is currently limited due to severe shortages and allocations of the polysilicon material. Silicon, one of the most common elements on the planet, is the basic component of polysilicon.

We have developed a unique specialty gas based technology to produce solar and semiconductor grade silicon. We have developed technology to utilize various fluoride-based gases such as F2, 3F2 and 4F2 to remove certain minerals from industrial grade silicon. The resulting silicon can reach a purity level as high as 99.9999% to 99.99999999%. Compared to the traditional silicon purifying technology, fluoride gas based method has the advantage of lower cost, lower energy consumption and less environmental pollution.

We plan to build a state-of-art facility in Baoding, Hebei Province to produce polysilicon in small quantities. After the completion of our initial polysilicon manufacturing facility, we intend to either build a commercial scale (1,000 tons and above) facility ourselves or enter into a licensing agreement with a third party to manufacture polysilicon using our technology. We intend to become a leading producer of polysilicon in China utilizing this technology.

Results of Operations for the Three Months Ended September 30, 2007 and 2006

Introduction

We are a development stage company and we generated no revenue during the first quarters of 2008 and 2007.

Revenues and Loss from Operations

Our revenue, total operating expenses and net income (loss) from operations for the three months ended September 30, 2007, as compared to the three months ended September 30, 2006, are as follows:

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Percentage Change

Revenue	$-	$-	-%
Total operating expenses	2,290	5,367	(57.3)%

Loss from Operations	$(2,290)	$(5,367)	(57.3)%

We generated no revenue during the first quarters of 2008 and 2007. During the same time periods, our operating expenses decreased by 57.3% as a result of a decrease in travel and entertainment expenses. As a result, we had a net loss from operations of $2,290 for the three months ended September 30, 2007, as compared to a net loss of $5,367 for the three months ended September 30, 2006.

Our operating expenses consist primarily of professional fees, travel expenses, and general and administrative expenses. Our professional fees were $1,500 during the three months ended September 30, 2007 and 2006. During the same time periods, our travel and entertainment expenses decreased by 92.2%. This was partially offset by an increase in general and administrative expenses from $zero for the three months ended September 30, 2006 to $369 for the three months ended September 30, 2007. The operating expenses incurred during the three months ended September 30, 2007, as compared to the three months ended September 30, 2006, were:

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Percentage Change

Operating Expenses:

Professional fees	$1,500	$-	-%
Travel and entertainment	421	5,367	(92.2)%	%
General and administrative	369	-	-%	%

Total Operating Expenses	2,290	5,367	(57.3)%

Liquidity and Capital Resources

Introduction

During the three months ended September 30, 2007, we had a net loss of $2,210 and a negative cash flow from operations of $4,029. Because our revenues are small, almost any change in our revenues or operating expenses has a material effect, and we anticipate that our net profit or loss, and operating profit or loss, will continue to vary widely from time period to time period.

Our cash, stock subscription receivable, total current assets, total assets, total current liabilities, and total liabilities as of September 30, 2007, as compared to September 30, 2006, are as follows:

	September 30,	September 30,
	2007	2006

Cash	$25,346	$-
Total current assets	25,346	-
Total assets	25,346	-
Total current liabilities	4,521	3,511
Total liabilities	4,521	3,511

Cash Requirements

Our cash requirements are expected to remain consistent with our historical needs over the next 12 months. During the three months ended September 30, 2007, we received total proceeds of $30,500 from the issuance of common stock. Our cash is utilized primarily for professional fees associated with becoming a public, reporting company.

During the three months ended September 30, 2007, we repaid $3,750 to Columbia China Capital Group, Inc., an affiliate of the Company, for its loan to the Company to pay for costs incurred relating to a private placement offering and our SB-2 filing.

Beyond the next 12 months, our cash needs are anticipated to increase substantially as we expand, and as we become a fully reporting public company. We anticipate fulfilling our cash needs primarily through the sale of our common stock, followed by increased cash flows from operations. We cannot estimate what our cash needs will be in the future, other than the approximately $150,000 annually we anticipate spending on the cost of being a publicly registered company, and we have not entered into any discussions concerning the sale of our common stock in the future.

Sources and Uses of Cash

Operations and Financing

During the three months ended September 30, 2007, we generated a positive cash flow of $22,721. This was a result of net cash provided by financing activities of $26,750. Net cash provided by financing activities consisted of proceeds of $30,500 from the issuance of common stock and a stock subscription receivable in the amount of $500. We anticipate that we will continue to operate at approximately break-even until we are able to obtain substantial financing.

Results of Operations for the Fiscal Years ended June 30, 2007 and 2006

Introduction

Our revenue increased slightly in 2007 as compared to 2006, while our operating expenses increased more substantially. We had negative net income for both fiscal years.

Revenues and Loss from Operations

Our revenue, total operating expenses and net loss from operations for the fiscal year ended June 30, 2007 as compared to the fiscal year ended June 30, 2006 are as follows:

	Fiscal Year Ended June 30, 2007	Fiscal Year Ended June 30, 2006	Percentage Change

Revenue	$7,180	$3,850	86.5%
Total operating expenses	18,581	4,587	305.1%

Loss from Operations	$(11,401)	$(737)	1,446.9%

Our revenue increased by 86.5% for the year ended June 30, 2007 as compared to the fiscal year ended June 30, 2006 because of common revenue cycles and a change in the product mix. During the same time periods, our operating expenses increased by 305.1% as a result of preparations for the filing of our registration statement. As a result, we had a net loss from operations of $11,401 for the fiscal year ended June 30, 2007, as compared to net loss of $737 for the fiscal year ended June 30, 2006. After adjusting for expenses related to the filing of our registration statement, our operating expenses as a percentage of our revenue has remained relatively consistent.

Our operating expenses consist primarily of professional fees, travel expenses, and general and administrative expenses. Our professional fees increased from $zero during the fiscal year ended June 30, 2006 to $12,500 during the fiscal year ended June 30, 2007 as a result of preparations for the filing of our registration statement. Additionally, in 2006 versus 2005, we experienced an increase in travel expenses of 521.2%. This was partially offset by an 80.8% decrease in general and administrative expenses. The operating expenses incurred during 2007 and 2006, were:

	Fiscal Year Ended June 30, 2007	Fiscal Year Ended June 30, 2006	Percentage Change

Operating Expenses:

Professional fees	$12,500	$-	-%
Travel	5,367	864	521.2%	%
General and administrative	714	3,723	80.8%	%

Total Operating Expenses	18,581	4,587	305.1%

Liquidity and Capital Resources

Introduction

During the fiscal year ended June 30, 2007, we had a net loss of $11,921 and a negative cash flow from operations of $7,492. Because our revenues are small, almost any change in our revenues or operating expenses has a material effect, and we anticipate that our net profit or loss, and operating profit or loss, will continue to vary widely from time period to time period.

Our cash, stock subscription receivable, total current assets, total assets, total current liabilities, and total liabilities as of June 30, 2007, as compared to June 30, 2006, are as follows:

	June 30, 2007	June 30, 2006
Cash	$2,625	$-
Stock subscription receivable	500	-
Total current assets	3,125	-
Total assets	3,125	-
Total current liabilities	11,690	3,511
Total liabilities	11,690	3,511

Cash Requirements

Our cash requirements are expected to remain consistent with our historical needs over the next 12 months. During the fiscal year ended June 30, 2007, we received $1,000 and subsequent to June 30, 2007, we received total proceeds of $30,500 from the issuance of common stock. Our cash is utilized primarily for professional fees associated with becoming a public, reporting company.

During the fiscal year ended June 30, 2007, we borrowed $3,750 from Columbia China Capital Group, Inc., an affiliate of the Company, to pay for costs incurred relating to a private placement offering and our SB-2 filing. The terms of the loan were at least as favorable to us as they would have been with an unrelated third party. In addition, Frank Z.W. Fang, one of our founders and our Chief Executive Officer and President, contributed $5,367, as additional paid-in capital.

Beyond the next 12 months, our cash needs are anticipated to increase substantially as we expand, and as we become a fully reporting public company. We anticipate fulfilling our cash needs primarily through the sale of our common stock, followed by increased cash flows from operations. We cannot estimate what our cash needs will be in the future, other than the approximately $150,000 annually we anticipate spending on the cost of being a publicly registered company, and we have not entered into any discussions concerning the sale of our common stock in the future.

Sources and Uses of Cash

Operations and Financing

During the fiscal year ended June 30, 2007, we generated a positive cash flow of $2,625. This was a result of net cash provided by financing activities of $10,117. Net cash provided by financing activities consisted of a loan of $3,750 from a related party, proceeds of $1,000 from the sale of our common stock, and a contribution of capital from our founder of $5,367. We anticipate that we will continue to operate at approximately break-even until we are able to obtain substantial financing.

Critical Accounting Policies

Our accounting policies are fully described in Note 2 to our consolidated financial statements. The following describes the general application of accounting principles that impact our consolidated financial statements.

Our results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debt, inventories, investments, intangible assets, income taxes, financing operations, and contingencies and litigation.

We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

DESCRIPTION OF PROPERTY

Corporate Office

Our Chief Executive Officer has provided us with the principal executive and administrative offices located at 197 Route 18 South, Suite 3000, PMB 4172, East Brunswick, NJ 08816, at no cost. On October 2, 2007, we entered into a 12-month lease with Ragus Management Group, LLC. Under the lease, we pay $118 per month as base rent and pay the office and shared space expenses based on actual usage.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have an established policy regarding related transactions.

During the year ended June 30, 2007, we borrowed $3,750 from Columbia China Capital Group, Inc., an affiliate of the Company, to pay for costs incurred relating to a private placement offering and our SB-2 filing. The terms of the loan were at least as favorable to us as they would have been with an unrelated third party. In addition, Frank Z.W. Fang, one of our founders and our Chief Executive Officer and President, contributed $5,367, as additional paid-in capital.

On October 9, 2007, we issued warrants to acquire 1,000,000 shares of our common stock to Columbia China Capital Group, Inc., an affiliate of the Company.

On September 27, 2007, we issued 6,750,000 shares of our common stock to Hong Zhao, our current Chief Financial Officer, Secretary and Director, in exchange for 100% of the issued and outstanding shares of Paragon SemiTech USA Incorporated, a New Jersey corporation.

On May 23, 2007, we issued an aggregate of 1,500,000 shares of our common stock to our founders as follows: Frank Z.W. Fang, our Chief Executive Officer and President (500,000); The Lebrecht Group, APLC (500,000); and CH Capital, LLC (500,000), in exchange for aggregate cash consideration of $1,500.

Employment Agreements and Compensation of Officers and Directors

None of our officers or directors is subject to an employment agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically included the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

We have issued warrants to acquire 1,000,000 shares of our common stock (the “Warrants”), none of which are exercisable within 60 days. Excluding the Warrants, there are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. None of our outstanding common stock can be sold pursuant to Rule 144 under the Securities Act. The number of holders of record of shares of our common stock is five (5).

We are registering 1,000,000 shares of our common stock for sale by the selling shareholders, and in addition we are registering 5,000,000 shares of our common stock for sale to new investors at $0.20 per share.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

EXECUTIVE COMPENSATION

None of our employees is subject to a written employment agreement, and we have not paid compensation to any employees, executive officers, or directors for services rendered to us.

Our Directors do not receive compensation for serving as a Director, but they are entitled to reimbursement for their travel expenses.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have no disclosure required by this Item.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Paragon SemiTech USA, Inc. by The Lebrecht Group, APLC. The Lebrecht Group, APLC is the owner of 500,000 shares of our common stock which are being registered for resale in this registration statement.

AVAILABLE INFORMATION

We are not subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. The registration statement is also available through the Commission’s web site at the following address: http://www.sec.gov.

EXPERTS

Our financial statements as of June 30, 2007, and for the years ended June 30, 2007 and 2006, included in the prospectus which is part of a registration statement have been so included in reliance on the report of Li & Company, PC, given on the authority of said firm as experts in auditing and accounting.

FINANCIAL STATEMENTS

Index to Financial Statements	F-1

Consolidated Balance Sheet as of September 30, 2007 (Unaudited)	F-2
Consolidated Statements of Operations for the Three Months Ended September 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through September 30, 2007 (Unaudited)	F-3
Consolidated Statement of Stockholders’ Equity for the Period from April 10, 2002 (Inception) through September 30, 2007 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through September 30, 2007 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6 - F-9

Report of Independent Registered Public Accounting Firm	F-10
Consolidated Balance Sheet as of June 30, 2007	F-11
Consolidated Statement of Operations for the Fiscal Years Ended June 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through June 30, 2007	F-12
Consolidated Statement of Stockholders’ Deficit for the Period from April 10, 2002 (Inception) through June 30, 2007	F-13
Consolidated Statement of Cash Flows for the Fiscal Years Ended June 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through June 30, 2007	F-14
Notes to Consolidated Financial Statements	F-15 - F-19

PARAGON SEMITECH USA, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

September 30, 2007

(UNAUDITED)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page(s)
Consolidated Balance Sheet as of September 30, 2007 (Unaudited)	F-2
Consolidated Statements of Operations for the Three Months Ended September 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through September 30, 2007 (Unaudited)	F-3
Consolidated Statement of Stockholders’ Equity for the Period from April 10, 2002 (Inception) through September 30, 2007 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through September 30, 2007 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6 - F-9

Report of Independent Registered Public Accounting Firm	F-10
Consolidated Balance Sheet as of June 30, 2007	F-11
Consolidated Statement of Operations for the Fiscal Years Ended June 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through June 30, 2007	F-12
Consolidated Statement of Stockholders’ Deficit for the Period from April 10, 2002 (Inception) through June 30, 2007	F-13
Consolidated Statement of Cash Flows for the Fiscal Years Ended June 30, 2007 and 2006, and for the Period from April 10, 2002 (Inception) through June 30, 2007	F-14
Notes to Consolidated Financial Statements	F-15 - F-19

PARAGON SEMITECH USA, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEET September 30, 2007 (UNAUDITED)

ASSETS
CURRENT ASSETS:
Cash	$25,346

Total Current Assets	25,346

Total Assets	$25,346

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses	$6,021

Total Current Liabilities	6,021

STOCKHOLDERS' EQUITY:
Preferred stock at $0.001 par value, 10,000,000 shares authorized,
none issued and outstanding	-
Common stock at $0.001 par value, 100,000,000 shares authorized,
9,250,000 shares issued and outstanding	9,250
Additional paid-in capital	28,117
Deficit accumulated during the development stage	(18,042)

Total Stockholders' Equity	19,325

Total Liabilities and Stockholders' Equity	$25,346

See accompanying notes to the consolidated financial statements.

PARAGON SEMITECH USA, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

			For the Period from
			April 10, 2002
	For the Three Months		(Inception)
	Ended		through
	September	September	September
	30, 2007	30, 2006	30, 2007

NET REVENUES	$-	$-	$11,030

OPERATING EXPENSES:
Professional fees	1,500	-	14,000
Travel and entertainment	421	5,367	6,652
General and administrative expenses	369	-	5,185

Total operating expenses	2,290	5,367	25,837

LOSS FROM OPERATIONS	(2,290)	(5,367)	(14,807)

OTHER INCOME (EXPENSE):
Interest income (expense), net	180	-	(565)

Total other income (expense)	180	-	(565)

LOSS BEFORE INCOME TAXES	(2,110)	(5,367)	(15,372)

INCOME TAXES	-	-	2,670

NET LOSS	$(2,110)	$(5,367)	$(18,042)

NET LOSS PER COMMON SHARE -
BASIC AND DILUTED:	$(0.00)	$(0.00)	$(0.00)

Weighted Average Common Shares
Outstanding - basic and diluted	8,282,600	6,750,000	6,954,500

See accompanying notes to the consolidated financial statements.

PARAGON SEMITECH USA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from April 10, 2002 (Inception) through September 30, 2007
(Unaudited)

	Common Stock, $0.001 Par Value		Additional	Deficit accumulated During the	Total
	Number of		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, July 1, 2004	-	$-	$-	$-	$-

Issuance of common stock for cash - $.001 per share	6,750,000	6,750	(6,250)	-	500

Net loss				(2,774)	(2,774)

Balance, July 1, 2005	6,750,000	$6,750	$(6,250)	$(2,774)	$(2,274)

Net loss				(1,237)	(1,237)

Balance, June 30, 2006	6,750,000	6,750	(6,250)	(4,011)	(3,511)

Contribution to capital			5,367		5,367

Issuance of common stock pursuant to share exchange agreement	1,500,000	1,500			1,500

Net loss				(11,921)	(11,921)

Balance, June 30, 2007	8,250,000	8,250	(883)	(15,932)	(8,565)

Issuance of common stock for cash - $.03 per share	1,000,000	1,000	29,000		30,000

Net loss				(2,110)	(2,110)

Balance, September 30, 2007	9,250,000	$9,250	$28,117	$(18,042)	$19,325

See accompanying notes to the consolidated financial statements.

PARAGON SEMITECH USA, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period from
	For the Three Months		April 10, 2002(Inception)
	Ended		through
	September 30, 2007	September 30, 2006	September 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,110)	$(5,367)	$(18,042)

Adjustments to reconcile net loss to net cash used in
operating activities
Changes in operating assets and liabilities:
Accrued expenses	751	-	6,021
Taxes payable	(2,670)	-	-

NET CASH USED IN OPERATING ACTIVITIES	(4,029)	(5,367)	(12,021)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts received from (paid to) related parties	(3,750)	-	500
Sale of common stock	30,000	-	31,000
Receipt of stock subscription receivable	500	-	500
Contribution to capital	-	5,367	5,367

NET CASH PROVIDED BY FINANCING ACTIVITIES	26,750	5,367	37,367

NET INCREASE IN CASH	22,721	-	25,346

Cash at beginning of period	2,625	-	-

Cash at end of period	$25,346	$-	$25,346

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Taxes paid	$2,670	$-	$-

See accompanying notes to the consolidated financial statements.

PARAGON SEMITECH USA, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
September 30, 2007
(Unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS

Paragon SemiTech USA Incorporated (a development stage company) (“Paragon New Jersey”) was incorporated on April 10, 2002 under the laws of the State of New Jersey. The Company engages in the development and production of polysilicon and consulting services relating to the specialty chemical gases industry.

Paragon SemiTech USA, Inc. (“Paragon”, or the “Company”) was incorporated on May 22, 2007 under the laws of the State of Delaware. Prior to the merger with Paragon New Jersey, the Company was inactive.

Merger of Paragon New Jersey

On September 27, 2007, the Company entered into a Reorganization and Stock Purchase Agreement (the “Reorganization Agreement”) with Paragon New Jersey. Pursuant to the Reorganization Agreement, the Company issued 6,750,000 shares of its common stock representing approximately 81.82% of the issued and outstanding shares of its common stock for the acquisition of all of the outstanding capital stock of Paragon New Jersey. As a result of the ownership interests of the former shareholder of Paragon New Jersey, for financial statement reporting purposes, the merger between the Company and Paragon New Jersey has been treated as a reverse acquisition with Paragon New Jersey deemed the accounting acquirer and the Company deemed the accounting acquiree under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”). The reverse merger is deemed a capital transaction and the net assets of Paragon New Jersey (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Paragon New Jersey which are recorded at historical cost. The equity of the Company is the historical equity of Paragon New Jersey retroactively restated to reflect the number of shares issued by the Company in the transaction.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim consolidated financial statements for the three-month periods ended September 30, 2007 and 2006 and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for Form 10-QSB and Rule 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by the U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. These consolidated financial statements should be read in conjunction with the financial statements of the Company for the fiscal year ended September 30, 2007 and notes thereto filed as part of the Company’s amended Registration Statement on Form SB-2/A, of which this Prospectus is a part. Interim results are not necessarily indicative of the results for a full year.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Paragon New Jersey. All material inter-company balances and transactions have been eliminated.

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7“Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”). Although the Company has recognized some nominal amount of revenue since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, accrued expenses and taxes payable, approximate their fair values because of the short maturity of these instruments and market rates of interest.

Revenue recognition

The Company’s revenues are derived principally from sale of polysilicon and consulting services relating to the specialty chemical gases industry. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future returns. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the product has been shipped or the services have been rendered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net loss per common share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”). Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive common shares outstanding as of September 30, 2007.

Recently issued accounting pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8760 on December 15, 2006. Commencing with its annual report for the fiscal year ending June 30, 2008, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48 “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109 “Accounting for Income Taxes”. The interpretation clearly scopes out income tax positions related to Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies” (“SFAS No. 5”). The accounting provisions of FIN 48 will be effective for the Company on July 1, 2007 and the cumulative effect of applying the provisions of FIN 48, if any, will be reported as an adjustment to the opening balance of retained earnings on July 1, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” ("SFAS No. 157").  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In September 2006, FASB issued Statement of Financial Accounting Standards No. 158“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. SFAS No. 158 is effective as of the end of the fiscal year ending after December 15, 2006 for an employer with publicly traded equity securities. The Company does not anticipate that the adoption of this statement will have any effect on the Company’s financial condition and results of operations since the Company does not have any defined benefit or other postretirement plans.

On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159“The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a deficit accumulated during the development stage of $18,042 at September 30, 2007, earned a nominal amount of revenues since inception and had a net loss and cash used in operations of $2,110 and $4,029 for the three month period ended September 30, 2007, respectively.

While the Company is attempting to increase revenues, the Company’s cash position may not be sufficient to support its daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCKHOLDERS’ EQUITY

Common stock

On May 21, 2007, the Company issued 1,500,000 shares of its common stock at the par value of $0.001 per share for a stock subscription receivable of $1,500, $1,000 of which was received on June 28, 2007 and $500 of which was received on September 28, 2007.

On July 30, 2007, Paragon New Jersey executed a promissory note (“Note”) with an unrelated individual in the amount of $30,000. The Note bears interest at 8% per annum with principal and interest due July 29, 2008. Upon the execution of the Reorganization Agreement (See Note 1), the note holder converted the entire principal into 1,000,000 shares of common stock of the Company at $0.03 per share and forgave the interest.

NOTE 5 - SUBSEQUENT EVENTS

(i) Operating lease

On October 2, 2007, the Company entered into a non-cancelable operating lease for office space that will expire on October 1, 2008. Future monthly minimum payments required under this non-cancelable operating were $1,416 for the fiscal year ending September 30, 2008.

(ii) Issuance of warrants for services

On October 9, 2007, in accordance with a consulting agreement executed with Columbia China Capital Group, Inc. (“CCCG”), a stockholder of the Company, CCCG received warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.001 per share with a term of five years from the effective date.

PARAGON SEMITECH USA, INC. AND SUBSIDIARY

June 30, 2007

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page(s)
Report of Independent Registered Public Accounting Firm	F-10

Consolidated Balance Sheet at June 30, 2007	F-11

Consolidated Statements of Operations for the Fiscal Years Ended June 30, 2007 and 2006, and for the Period from
April 10, 2002 (Inception) through June 30, 2007	F-12

Consolidated Statement of Stockholders’ Deficit for the Period from April 10, 2002 (Inception) through June 30, 2007	F-13

Consolidated Statements of Cash Flows for the Fiscal Years Ended June 30, 2007 and 2006, and for the Period from
April 10, 2002 (Inception) through June 30, 2007	F-14

Notes to the Consolidated Financial Statements	F-15 to F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Paragon SemiTech USA, Inc.
(A development stage company)
East Brunswick, New Jersey

We have audited the accompanying consolidated balance sheet of Paragon SemiTech USA, Inc. and subsidiary (a development stage company) (collectively the “Company”) as of June 30, 2007 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the fiscal years ended June 30, 2007 and 2006, and for the period from April 10, 2002 (inception) through June 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 2007 and the results of its operations and its cash flows for the fiscal years ended June 30, 2007 and 2006, and for the period from April 10, 2002 (inception) through June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has earned nominal revenues since inception, has a working capital deficiency and losses from operations. The Company will require additional working capital to develop its business until the Company either: (1) achieves a level of revenues adequate to generate sufficient cash flows from operations; or (2) obtains additional financing necessary to support its working capital requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, P
Li & Company, PC
Certified Public Accountants

Skillman, New Jersey
October 1, 2007

PARAGON SEMITECH USA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
June 30, 2007

ASSETS
CURRENT ASSETS:
Cash	$2,625
Stock subscription receivable	500

Total Current Assets	3,125

Total Assets	$3,125

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued expenses	$5,270
Taxes payable	2,670
Due to related parties	3,750

Total Current Liabilities	11,690

STOCKHOLDERS' DEFICIT:
Preferred stock at $0.001 par value, 10,000,000 shares authorized,
None issued and outstanding
Common stock at $0.001 par value, 100,000,000 shares authorized,	8,250
8,250,000 shares issued and outstanding
Additional paid-in capital	(883)
Deficit accumulated during development stage	(15,932)

Total Stockholders' Deficit	(8,565)

Total Liabilities and Stockholders' Deficit	$3,125

See accompanying notes to the consolidated financial statements.

PARAGON SEMITECH USA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

			For the Period from
			April 10, 2002
	For the Fiscal Year Ended		(Inception)
	June 30,		through
	2007	2006	June 30, 2007
NET REVENUES	$7,180	$3,850	$11,030

OPERATING EXPENSES:
Professional fees	12,500	-	12,500
Travel and entertainment	5,367	864	6,231
General and administrative expenses	714	3,723	5,561

Total operating expenses	18,581	4,587	24,292

LOSS FROM OPERATIONS	(11,401)	(737)	(13,262)

INCOME TAXES	520	500	2,670

NET LOSS	$(11,921)	$(1,237)	$(15,932)

NET LOSS PER COMMON SHARE -
BASIC AND DILUTED:	$(0.00)	$(0.00)	$(0.00)

Weighted Common Shares Outstanding -
basic and diluted	6,914,400	6,750,000	6,832,200

See accompanying notes to the consolidated financial statements

PARAGON SEMITECH USA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Period from April 10, 2002 (Inception) through June 30, 2007

	Common Stock, $0.001 Par Value			Additional	Deficit accumulated During	Total
	Number of			Paid-in	Development	Stockholders'
	Shares		Amount	Capital	Stage	Deficit

Balance, July 1, 2004	-		$-	$-	$-	$-

Issuance of common stock for cash -	6,750,000		6,750	(6,250)	-	500
$.001 per share

Net loss					(2,774)	(2,774)

Balance, July 1, 2005	6,750,000		$6,750	$(6,250)	$(2,774)	$(2,274)

Net loss					(1,237)	(1,237)

Balance, June 30, 2006	6,750,000		6,750	(6,250)	(4,011)	(3,511)

Contribution to capital		#		5,367		5,367

Issuance of common stock pursuant to	1,500,000	#	1,500			1,500
share exchange agreement

Net loss					(11,921)	(11,921)

Balance, June 30, 2007	8,250,000		$8,250	$(883)	$(15,932)	$(8,565)

See accompanying notes to the consolidated financial statements

PARAGON SEMITECH USA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period from
	For the Fiscal Year Ended		April 10, 2002 (Inception)
	June 30,		through
	2007	2006	June 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,921)	$(1,237)	$(15,932)

Adjustments to reconcile net loss to net cash used in
operating activities
Changes in operating assets and liabilities:
Accrued expenses	3,909	237	5,270
Taxes payable	520	500	2,670

NET CASH USED IN OPERATING ACTIVITIES	(7,492)	(500)	(7,992)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts received from (paid to) related parties	3,750	500	4,250
Sale of common stock	1,000	-	1,000
Contribution to capital	5,367	-	5,367

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,117	500	10,617

NET INCREASE IN CASH	2,625	-	2,625

Cash at beginning of period	-	-	-

Cash at end of period	$2,625	$-	$2,625

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Issuance of common stock for stock subscription receivable subsequently received in September, 2007	$500	$-	$500

See accompanying notes to the consolidated financial statements

PARAGON SEMITECH USA, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2007

NOTE 1 - ORGANIZATION AND OPERATIONS

Paragon SemiTech USA Incorporated (a development stage company) (“Paragon New Jersey”) was incorporated on April 10, 2002 under the laws of the State of New Jersey. The Company engages in development and production of polysilicon and consulting services relating to specialty chemical gases industry.

Paragon SemiTech USA, Inc. (“Paragon” or the “Company”) was incorporated on May 21, 2007 under the laws of the State of Delaware. Prior to the merger with Paragon New Jersey, the Company was inactive.

Merger of Paragon New Jersey

On September 27, 2007, the Company entered into a Share Exchange Agreement (the “Share Exchange”) with Paragon New Jersey. Pursuant to the Share Exchange, The Company issued 6,750,000 shares of its common stock representing approximately 81.82% of the issued and outstanding shares of its common stock for the acquisition of all of the outstanding capital stock of Paragon New Jersey. As a result of the ownership interests of the former shareholder of Paragon New Jersey, for financial statement reporting purposes, the merger between the Company and Paragon New Jersey has been treated as a reverse acquisition with Paragon New Jersey deemed the accounting acquirer and the Company deemed the accounting acquiree under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”). The reverse merger is deemed a capital transaction and the net assets of Paragon New Jersey (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Paragon New Jersey which are recorded at historical cost. The equity of the Company is the historical equity of Paragon New Jersey retroactively restated to reflect the number of shares issued by the Company in the transaction.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Paragon New Jersey. All material inter-company balances and transactions have been eliminated.

Summary of significant accounting policies

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7“Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”). Although the Company has recognized some nominal amount of revenue since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’ development stage activities.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, accrued expenses and taxes payable, approximate their fair values because of the short maturity of these instruments and market rates of interest.
Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company recognizes revenue when the service is rendered, the amount earned is fully determinable and realizable, and collectability is reasonably assured.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net loss per common share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”). Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive common shares outstanding as of June 30, 2007.

Recently issued accounting pronouncements
In June 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Commencing with its annual report for the fiscal year ending June 30, 2008, the Company will be required to include a report of management on our internal control over financial reporting. The internal control report must include a statement

•	of management's responsibility for establishing and maintaining adequate internal control over our financial reporting;

•	of management's assessment of the effectiveness of our internal control over financial reporting as of year end;

•	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and

•	That our independent accounting firm has issued an attestation report on management's assessment of our internal control over financial reporting, which report is also required to be filed.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48 “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109 “Accounting for Income Taxes”. The interpretation clearly scopes out income tax positions related to Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies” (“SFAS No. 5”). The accounting provisions of FIN 48 will be effective for the Company on July 1, 2007 and the cumulative effect of applying the provisions of FIN 48, if any, will be reported as an adjustment to the opening balance of retained earnings on July 1, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” ("SFAS No. 157").  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In September 2006, FASB issued Statement of Financial Accounting Standards No. 158“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. SFAS No. 158 is effective as of the end of the fiscal year ending after December 15, 2006 for an employer with publicly traded equity securities. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159“The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $15,932 at June 30, 2007, earned nominal amount of revenue since inception and had a net loss and cash used in operations of $11,921 and $7,492 for the fiscal year ended June 30, 2007, respectively.

While the Company is attempting to increase revenues, the Company’s cash position may not be sufficient enough to support its daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCK SUBSCRIPTION RECEIVABLE

On May 21, 2007, the Company issued 1,500,000 shares of its common stock at the par value of $0.001 per share for a stock subscription receivable of $1,500, $1,000 of which was received on June 28, 2007 and $500 of which was received on September 28, 2007.

NOTE 5 - STOCKHOLDERS’ DEFICIT

On September 27, 2007, the Company entered into a Share Exchange Agreement (the “Share Exchange”) with Paragon New Jersey. Pursuant to the Share Exchange, The Company issued 6,750,000 shares of its common stock representing approximately 81.82% of the issued and outstanding shares of its common stock for the acquisition of all of the outstanding capital stock of the Paragon New Jersey. As a result of the ownership interests of the former shareholder of Paragon New Jersey, for financial statement reporting purposes, the merger between the Company and Paragon New Jersey has been treated as a reverse acquisition with the Paragon New Jersey deemed the accounting acquirer and the Company deemed the accounting acquiree under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”). The reverse merger is deemed a capital transaction and the net assets of Paragon New Jersey (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Paragon New Jersey which are recorded at historical cost. The equity of the Company is the historical equity of Paragon New Jersey retroactively restated to reflect the number of shares issued by the Company in the transaction. No value was given to 6,750,000 shares of its common stock issued by the Company to the stockholder of Paragon New Jersey.  Therefore, the shares were recorded to reflect the $.001 par value and paid in capital was recorded as a negative amount ($6,750).  In other words, no net value was assigned to these shares.

On July 26, 2006, and August 8, 2006, Paragon New Jersey’s founder contributed $4,800 and $567, respectively to the Company as additional paid-in capital.

NOTE 6 - INCOME TAXES

At June 30, 2007, the Company has available for federal income tax purposes a net operating loss (“NOL”) carryforward of $15,932 that may be used to offset future taxable income through the fiscal year ending June 30, 2027. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying consolidated financial statements since the Company believes that the realization of its net deferred tax assets of approximately $5,417 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $5,417. Also, due to a change in the control of the Company after the reverse acquisition by Paragon New Jersey, the Company's past accumulated NOL to be carried forward may be limited.

Pursuant to Internal Revenue Code Sections 382 and 383, the use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.  The annual limitation may result in the expiration of net operating losses before utilization.

Deferred tax assets consist primarily of the tax effect of NOL carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $4,053 and $421 during the fiscal years ended June 30, 2007 and 2006, respectively.

Components of deferred tax assets as of June 30, 2007 are as follows:

Net deferred tax assets - Non-current:

Expected Federal income tax benefit from NOL carryforwards from acquired company	$5,417
Less valuation allowance	(5,417)
Deferred tax assets, net of valuation allowance	$-

The reconciliation of the effective income tax rate to the federal statutory rate for the fiscal year ended June 30, 2007

Federal income tax rate	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%
Effective income tax rate	0.0%

NOTE 7 - RELATED PARTY TRANSACTION

(i) Office space

The Company has been provided office space by its Chief Executive Officer at no cost.

(ii) Due to related parties

The Chief Financial Officer and a stockholder of the Company advanced funds to the Company for its working capital. These advances were unsecured, due on demand and non-interest bearing.

NOTE 8 - CONCENTRATION OF RISK

One customer accounted for all of the net sales for the fiscal year ended June 30, 2007. A different customer accounted for all of the net sales for the fiscal year ended June 30, 2006. As a result, a termination in relationship or a reduction in orders from this customer could have a material adverse effect on the Company’s results of operations and financial condition.

NOTE 9 - SUBSEQUENT EVENT

Note payable

On July 30, 2007, Paragon New Jersey executed a promissory note (“Note”) with an unrelated individual in the amount of $30,000. The Note bears interest at 8% per annum with principal and interest due July 29, 2008. Upon the execution of the Share Exchange Agreement (see Note 1), the unpaid principal and accrued interest is automatically converted into shares of common stock of the Company at $0.03 per share.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

TABLE OF CONTENTS

Page
Prospectus Summary	2
Risk Factors	3
Use of Proceeds	9
Determination of Offering Price	9
Dilution	10
Selling Stockholders	11
Plan of Distribution	11
Legal Proceedings	12
Management	13
Principal Stockholder	14
Description of Securities	15
Interests of Experts and Counsel	15
Business	17
Management’s Discussion and Analysis	21
Description of Property	26
Certain Transactions	26
Market for Common Equity	26
Executive Compensation	27
Changes in Accountants	27
Legal Matters	27
Available Information	28
Experts	27
Index to Consolidated Financial Statements	28

6,000,000 SHARES

PARAGON SEMITECH USA, INC.

PROSPECTUS

December 17, 2007